Exhibit 99.1

Contact:

Helen Rotherham

VP, IR and Communications

(949) 699-4804

THE WET SEAL, INC. ANNOUNCES CLOSING OF

FINANCING TRANSACTION

FOOTHILL RANCH, CA, January 18, 2005 — Specialty retailer The Wet Seal, Inc. (Nasdaq: WTSLA) (the “Company”) today announced the closing of its convertible note and warrant financing transaction with certain investors.

Pursuant to the terms of the financing transaction, the Company has issued $56,000,000 in aggregate principal amount of convertible notes, which mature in January 2012 and have an initial conversion price of $1.50 per share of the Company’s Class A Common Stock. In addition, the Company issued three series of warrants to acquire initially up to 12,600,000 shares of the Company’s Class A common stock at initial exercise prices ranging from $2.25 to $2.75.

The Company also announced that it had entered into agreements with the lenders under its senior credit facility and its interim financing facility to extend the maturity of the previously funded $10,000,000 bridge loan.

Henry Winterstern, the Company’s Chairman of the Board, said, “We are very pleased to have consummated the transaction. When combining the proceeds of this transaction with our recent management changes, including the appointment of Joel Waller as our new Chief Executive Officer, we feel we are poised to make a successful turn-around of our operations.”

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. The company currently operates a total of 559 stores in 47 states, the District of Columbia and Puerto Rico, including 463 Wet Seal stores and 96 Arden B. stores. The company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s opening and closing of stores, profitability and growth, demand for its products or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

SOURCE: The Wet Seal, Inc.